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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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/ / Check this box if no
    longer subject to
    Section 16. Form 4
    or Form 5 obligations
    may continue. See
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Corcoran, Jr.    Thomas             J.          Felcor Suite Hotels, Inc. (FCH)                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)            (MI)      3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
    545 E. John Carpenter Frwy., Suite 1300       Person                     April   1998       ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,      President and Chief Executive
                                                                             Date of Original   Officer
    Irving           TX         75062-0000                                     (Month/Year)       -------------------------------
---------------------------------------------                                                 7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                       (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 & 5)            cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 & 4)      (D) or         cial
                                   Day/   -------------  ------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A)       Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                  04/29/1998    P             3800     A      $33.2500          50675             D
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Series B Preferred Stock      04/30/1998    P              800     A      $25.0000            800             D
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Common Stock                  04/29/1998    P              900     A      $33.2500           1200             I             By Minor
                                                                                                                            Children
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
                                                                                                                       PAGE: 1 OF 2
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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-    3. Trans-  4. Trans-     5. Number of     6. Date Exer-   7. Title and Amount  8. Price
   Security                 sion or       action     action        Derivative       cisable and     of Underlying        of
   (Instr. 3)               Exercise      Date       Code          Securities Ac-   Expiration      Securities           Derivative
                            Price of      (Month/    (Instr. 8)    quired (A) or    Date            (Instr. 3 & 4)       Secur-
                            Derivative    Day/                     Disposed of (D)  (Month/Day/                          ity
                            Security      Year)                    (Instr. 3, 4     Year)                                (Instr. 5)
                                                                   & 5)
                                                                                 -----------------------------------
                                                                                 Date    Expira-            Amount or
                                                    ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V       (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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EXPLANATION OF RESPONSES:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ THOMAS J. CORCORAN, JR.     5/5/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of informations contained in this form are not required to respond unless the form displays a currently valid OMB Number.

 Corcoran, Jr., Thomas J.                            FelCor Suite Hotels, Inc.                                 APR-1998 PAGE: 2 OF 2
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